CCFBank™ Agrees to Sell Michigan Branch to Lake Michigan Credit Union

EAU CLAIRE, WIS. (12/3/18) - CCF Bank, a subsidiary of Citizens Community Bancorp, Inc. (NASDAQ: CZWI), announced today that it has entered into a purchase and assumption agreement to sell its Rochester Hills, Michigan branch and related liabilities to Lake Michigan Credit Union (LMCU). The purchase and assumption agreement includes approximately $35 million in deposits and approximately $300,000 in fixed assets. LMCU has agreed to pay a 7% deposit premium, or approximately $2.45 million. All loans associated with this branch will remain with CCF Bank. In the short term, we plan to use FHLB borrowings to fund the sale of the deposits.

“The sale of our Michigan location will realign our branch network to northwest Wisconsin and southern Minnesota and reflects a good value to shareholders from the branch sale. Our employees and customers will benefit from LMCU’s strong reputation as an outstanding place to work and bank. We are pleased with the outcome for all of our constituencies,” said Steve Bianchi, President of CCF Bank and Citizens Community Bancorp, Inc.

“We are happy to add this important branch location in southeast Michigan to our growing branch network. This new branch will allow us to bring our full-suite of value rich products and services to the people of Rochester Hills and the surrounding area. As the largest credit union in Michigan, it’s important for us to continually identify service opportunity gaps to strengthen our market position. We extend a warm LMCU welcome to the staff and customers of CCF Bank,” said Sandy Jelinski, President and CEO of Lake Michigan Credit Union.

The purchase of the branch is subject to regulatory approval and satisfaction of customary closing conditions and is expected to be completed in the second quarter of 2019. The branch will continue operating as CCF Bank until the transaction is completed.

Joseph Kinning of Briggs and Morgan serves as Citizens Community Bancorp’s legal advisor. FIG Partners serves as Citizens Community Bancorp’s financial advisor. Michael Bell of Howard & Howard Attorneys PLLC serves as Lake Michigan Credit Union’s legal advisor.

Media Contact
Steve Bianchi
CEO and President
Citizens Community Bancorp, Inc.
715.836.9994

Don Bratt
Senior Vice President of Marketing
Lake Michigan Credit Union
616.242.9774